Exhibit 10.13
AMENDED & RESTATED
TAX-SHARING AGREEMENT
THIS AMENDED & RESTATED TAX-SHARING AGREEMENT (hereinafter referred to as the “Agreement”), dated and effective April 28, 2021, is made by and among Tiptree Inc., a Maryland corporation (“Tiptree”) and the parties listed on Attachment ‘A’ incorporated herein (hereinafter referred to collectively as the “Subsidiaries” or individually as “Subsidiary”). Tiptree and its Subsidiaries shall hereinafter be referred to as the “Group” which is intended to capture the affiliated group of corporations as defined under Section 1504(a) of the Code (defined below).
WITNESSETH:
WHEREAS, Tiptree and its Subsidiaries previously entered into the Tax Sharing Agreement, dated and effective as of January 1, 2016, as amended by Amendments No. 1, 2, 3, 4 and 5 (together, the “TSA”);
WHEREAS, The Fortegra Group, Inc., a Delaware corporation (“Fortegra”), a Subsidiary of Tiptree, priced an initial public offering of shares of its Common Stock, par value $0.01 per share (the “IPO”);
WHEREAS, Tiptree and its Subsidiaries desire to amend and restate the TSA on the terms and conditions as set forth herein and set forth their agreement as to the matters herein following the closing of the IPO and upon Deconsolidation (defined below).
NOW, THEREFORE, the parties hereto agree as follows:
1.DEFINITIONS
In addition to other terms operationally defined, for purposes of this Agreement, the following terms shall have the meanings provided in this Section 1.
“Code” means the Internal Revenue Code of 1986, as amended, and Regulations promulgated thereunder.
“Deconsolidation” means, with respect to any Party, the event that reduces the amount of stock of a Party owned directly or indirectly by Tiptree to be less than the amount required for Tiptree to control that Party within the meaning of Section 1504(a)(2) of the Code.
“Deconsolidation Date” means the date the Deconsolidation occurs.
“Deconsolidation Year” means the taxable year in which the Deconsolidation Date occurs.
“Life Company” means a life insurance company as defined in Code Section 816, or its successor provision. “Nonlife Company” means a company that is not a Life Company,
“Parties” and ”Parties to the Agreement” means the companies listed in Attachment “A” hereto and any corporation which joins in the filing of a consolidated return as provided in Section 2 below, either by completing a Form 1120, 1120-L, or otherwise.
“Taxable year subject to this Agreement” means a taxable year for which a consolidated Federal or State, as applicable, income tax return is filed pursuant to Section 2 of this Agreement.
2.FILING OF CONSOLIDATED RETURN
(a)Federal Taxes. For its taxable year ending December 31, 2016, and for each taxable year ending thereafter, Tiptree shall prepare and file a consolidated tax return and other returns, documents or statements required to be filed with the IRS with respect to the determination of federal income tax liability of the Group. In its sole discretion, Tiptree shall have the right with respect to any Consolidated Returns which it has filed or will file, (i) to determine the manner in which such returns, documents or statement shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, the elections that will be made by any Subsidiary, (ii) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit or such returns by the IRS, (iii) to file, prosecute, compromise or settle any claim for refund and (iv) to determine whether any refunds, to which the Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Group. Subsidiaries hereby irrevocably appoint Tiptree as its agent and attorney-in-fact to take such actions (including the execution of documents) as Tiptree may deem necessary or appropriate to effect the foregoing. All tax returns and other returns, documents or statements required to be filed with the IRS with respect to the determination of federal income tax filed with federal and state tax authorities of the United States for the Deconsolidation Year and for two taxable years following the Deconsolidation Year by Tiptree or by Fortegra shall be prepared (in the absence of a controlling change in law or circumstances or consent of Tiptree with such consent not to be unreasonably withheld) consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which tax return and other returns and other returns, documents or statements required to be filed with the IRS with respect to the determination of federal income tax involving similar items have been filed prior to the Deconsolidation Date.
(b)State, Local and Foreign Taxes. Each Subsidiary agrees, at the request of Tiptree, to join Tiptree or any direct or indirect subsidiary of Tiptree in any consolidated, combined state, local, or foreign income or franchise tax return for any taxable year for which Tiptree or any direct or indirect subsidiary of Tiptree files such return that may include such Subsidiary. In its sole discretion, Tiptree shall have the right with respect to any combined or consolidated tax returns which it has filed or will file, (i) to determine the manner in which such returns, documents or statement shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, the elections that will be made by any Subsidiary, (ii) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the relevant jurisdiction, (iii) to file, prosecute, compromise or settle any claim for refund and (iv) to determine whether any refunds, to which the Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Group. Subsidiaries hereby irrevocably appoint Tiptree as its agent and attorney- in-fact to take such actions (including the execution of documents) as Tiptree may deem necessary or appropriate to effect the foregoing.
3.PRIOR AGREEMENTS SUPERCEDED
All prior tax sharing agreements by and between Tiptree and any Subsidiary or between any Subsidiary and another Subsidiary shall be cancelled without continuing effect, including the Corporate Tax Sharing Agreement dated as of January 4, 1996, and all revisions and amendments through April 25, 2014, by and among Life of the South Corporation and its subsidiaries (hereinafter, the “Former Agreement”). Further, all obligations under the Former Agreement shall be settled and paid by December 31, 2016.

4.PAYMENT OF CONSOLIDATED TAX LIABILITY
Tiptree shall pay the consolidated Federal (and State, as applicable) income tax liability of the Group (whether determined upon audit or otherwise) for each taxable year subject to this Agreement.
After consultation with the Subsidiaries, Tiptree shall determine, and timely pay the amount of each quarterly estimated Federal (and State, as applicable) tax deposit to be made by the Group.
Each Subsidiary shall reimburse Tiptree for its respective share of the amount so determined by the due date of the quarterly deposit, but no earlier than 10 days before due date of the quarterly deposit. Each Subsidiary shall reimburse Tiptree for its respective share of the tax determined to be due at the time the original tax return is filed (or an extension is requested) with the Internal Revenue Service less any quarterly deposits already paid, but no earlier than 10 days before the tax return is filed.
In addition, Tiptree shall determine in conjunction with the Subsidiaries the amount of tax deposit required to be paid for any extension request. Each Subsidiary shall reimburse Tiptree for its respective share of the amount of the tax deposit determined by the appropriate due date, but no earlier than 10 days before the due date of the extension.
5.CALCULATION OF SUBSIDIARY PAYABLE OR RECEIVABLE
The Separate Return Payable or Separate Return Receivable of each Subsidiary shall be the Federal income tax liability or receivable that the Subsidiary would have had for the period it was included in such consolidated return had it not been so included. For purposes of the calculation of the Separate Return Payable or Receivable, the separate income tax liability does not include any Alternative Minimum Tax under Code Section 55 or any Environmental Tax under Code Section 59A.
(a)If, in the computation of a Subsidiary's separate company taxable income, the sum of the items of deduction exceeds the sum of the items of income, the Subsidiary shall be deemed to have a Separate Return Receivable to the extent the tax benefit is realizable, and shall be settled at a time not before such tax benefit is in fact realized.
(b)If in the computation of a Subsidiary's separate company taxable income, the credits against tax exceed the tax computed without regard to the credits, the Subsidiary shall be deemed to have a Separate Return Receivable to the extent the tax benefit is realizable, and shall be settled at a time not before such tax benefit is in fact realized.
(c)The Separate Return Payable or Receivable may be calculated without regard to certain intercompany transactions deemed to be extraordinary by Tiptree.
(d)Disputes. In the event of a disagreement between Tiptree and a Subsidiary with respect to any determination required to be made pursuant to this Agreement, the negotiated determination of the Chief Financial Officer of Tiptree and the Subsidiary, in the absence of manifest error, shall be conclusive. To the extent the disagreement cannot be resolved by the negotiated determination of the Chief Financial Officer of Tiptree and the Subsidiary, such disagreement shall be resolved by a nationally recognized independent accounting firm chosen by and mutually acceptable to the Tiptree and such Subsidiary (an “Accounting Referee”). Such Accounting Referee shall be chosen by the Parties within fifteen (15) business days from the date on which one Party serves written notice on the other Party requesting the appointment of an Accounting Referee, provided that such notice specifically describes the calculations to be considered and resolved by the Accounting Referee. In the event the Parties cannot agree on the selection of an Accounting Referee, then the Accounting Referee shall be any office or branch of the public accounting firm of Deloitte & Touche LLP. The Accounting Referee shall resolve any such disagreements as specified in the notice within thirty (30) days of appointment; provided, however, that no Party shall be required to deliver any document or take any other action pursuant to this Section 5(d) if it determines that such action would result in the waiver of any legal privilege or any detriment to its business. Any resolution of an issue submitted to the Accounting Referee shall be final and binding on the Parties hereto without further recourse. The Parties shall share the costs and fees of the Accounting Referee equally.
(e)State Taxes. If the liability for any state or local income or franchise taxes of (i) a Subsidiary and (ii) Tiptree or any other Subsidiary is determined on a consolidated or combined basis, the determination of such consolidated or combined liability shall be made in the reasonable discretion of Tiptree and any payments to be made pursuant to this Agreement with respect to any such consolidated or combined liability shall be allocated among the applicable Subsidiaries as determined in the reasonable discretion of Tiptree; provided, however, that this Section 5 shall be applied in a like manner to all matters relating to such taxes.
6.ALLOCATION OF CONSOLIDATED FEDERAL INCOME TAX LIABILITY
For each Taxable Year subject to this Agreement, the consolidated Federal income tax liability of the Group shall be allocated among the members as follows:
A: For Life Companies
(a)the Separate Return Payable or Separate Return Receivable for each Life Company shall be computed according to the principles of Section 5;
(b)the Separate Return Payable or Separate Return Receivable shall be the amount attributed to each Life Company.
B: For Nonlife Companies
(a)the Separate Return Payable or Separate Return Receivable for each Nonlife Company shall be computed according to the principles of Section 5;
(b)the Separate Return Payable or Separate Return Receivable shall be the amount attributed to each Nonlife Company.
C: Additional savings/losses
If for any taxable year the consolidated Federal income tax liability of the Group, calculated in a manner reasonably determined by Tiptree, varies from the sum of the amounts payable and receivable by the Subsidiaries, such variance shall be negotiated between the parties to reflect the economic benefits/loss of the additional savings/loss.
D: Additional principles
Notwithstanding any other provision hereof, including Section 5, for purposes of allocating the aggregate liability imposed on the Group under Section 951A of the Code (the “Section 951A Liability”), if any, for any taxable year of the Group, each of the Fortegra Group, Inc. and its subsidiaries and Tiptree Inc. and its subsidiaries shall be treated as a separate hypothetical stand-alone consolidated group for U.S. federal income tax purposes (the “Deemed Fortegra Group” and the “Deemed Tiptree Group”, respectively, and each, a “Deemed Group”). The portion of the Section 951A Liability for any taxable year that is allocable to the Deemed

Fortegra Group and Deemed Tiptree Group shall be determined by a hypothetical calculation of the “net CFC tested income”, as defined in Section 951A(c)(1) of the Code, of each of the Deemed Fortegra Group and the Deemed Tiptree Group on a stand- alone basis. If a Deemed Group does not have any “net CFC tested income” on a stand-alone basis for a taxable year, this Agreement shall not require any payment in respect of the Section 951A Liability for that taxable year by or to that Deemed Group.
To the extent Section 163(j) of the Code imposes a restriction on the ability of the Group to utilize any interest expense deductions in any taxable year, the impact of such restriction shall be allocated, to the greatest extent feasible, by applying the principles of Section 163(j) of the Code to each of the Deemed Fortegra Group and the Deemed Tiptree Group on a stand-alone basis.
7.OVERPAYMENTS BY SUBSIDIARY
In the event that a Subsidiary shall have made a reimbursement payment to Tiptree for any Taxable Year subject to this Agreement in excess of its liability computed pursuant to Sections 5 and 6 (whether determined upon audit or otherwise), the amount of any such overpayment will be refunded to the Subsidiary by Tiptree, together with the interest (if any) in the amount that would have been refunded by the Internal Revenue Service if the Subsidiary had not joined in filing a consolidated Federal income tax return. Such payments shall be made to the Subsidiary no later than the date such payments would have been made to the Subsidiary by the Internal Revenue Service had the subsidiary filed a separate return on the same date the consolidated return for the taxable year is filed, but no later than 30 days after the tax return is filed.
8.UNDERPAYMENTS BY SUBSIDIARY
In the event that a Subsidiary shall have made reimbursement payments to Tiptree for any taxable year subject to this Agreement in a total amount less than its liability computed pursuant to Sections 5 and 6 of this Agreement (whether determined upon audit or otherwise), the Subsidiary shall pay to Tiptree the amount of such deficiency (excluding penalties) together with the interest (if any) that would have been required by the Internal Revenue Service if the Subsidiary had not joined in the filing of a consolidated Federal income tax return. Such payments shall be made by the Subsidiary no earlier than 10 days before the date such payments would have been made by the Subsidiary to the Internal Revenue Service had the Subsidiary filed a separate return on the same date the consolidated return for the taxable year is filed.
9.REALIZATION OF TAX BENEFITS
As stated in Section 5, above, a Subsidiary Receivable related to a tax benefit will not be settled before such benefit is actually realized.
The term “realized” as used in this Section 9 is defined as follows in the below situations:
a)Offset of Current Period Income
When a Subsidiary contributes excess deductions or credits to the Group during a period, and those deductions or credits are utilized against other Subsidiaries’ current taxable income in the same period, the tax benefit from those excess deductions and credits is deemed to be realized.
b)Attribution of Carryforward Utilization

When a Subsidiary contributes excess deductions or credits to the Group during a period, and those deductions or credits contribute to loss or credit carryforward generation during the period, the tax benefits from those loss or credit carryforwards are only deemed realized once the loss or credit carryforward is utilized in a future period to reduce cash taxes that would otherwise be payable by the Group to a taxing authority.
c)Carryback claims
In the event the Group makes a carryback claim for a refund, the tax benefit of the losses carried back will be deemed realized only after (i) the cash associated with the refund has been received and (ii) any subsequent or forthcoming refund review process by any taxing authority has been completed. Such review process includes, but is not limited to, a Joint Committee on Taxation review or examination triggered by the refund request.
To the extent permissible under the Code, Tiptree’s tax benefits will be realized before those of any other member of the Group.
10.TERMINATION OF AGREEMENT
Unless sooner terminated as hereinafter provided, this Agreement shall apply to the taxable year ending December 31, 2016, and to each taxable year ending thereafter, and to any other taxable year that remains open to audit as of the date of this Agreement. Tiptree may at any time, at its option, terminate the Agreement as to any Subsidiary upon notice to such Subsidiary.
No such termination shall affect the application of this Agreement to any taxable year ending prior to the date of termination, and no carryback of any loss, credit or deduction of that Subsidiary from a year after the date of termination shall be taken into account in applying this Agreement to any taxable year prior to termination. If a loss, credit or deduction of a Subsidiary for a taxable year to which this Agreement applied would have been available to the Subsidiary as a carryover to a taxable year that ends after the termination of this Agreement, Tiptree will pay to such Subsidiary the amount, if any, by which such Subsidiary's tax liability for such subsequent taxable year was increased on account of the utilization of such loss, credit or deduction in calculating the consolidated Federal income tax liability of the Group for such prior taxable year and shall be entitled to receive from each other Subsidiary an amount calculated pursuant to Sections 5 and 6.
11.CREDIT AGREEMENT
To the extent any payment required under this Agreement violates any credit agreement provisions of Tiptree or any Subsidiary, then such payment will not be paid. However, such payment amounts will be accrued and a cumulative catch-up will be made in the next succeeding year in which the credit agreement provisions are not violated by such payment.
12.COOPERATION AND EXCHANGE OF INFORMATION
Tiptree and the Subsidiaries to this agreement shall cooperate fully at such time and to the extent reasonably requested by any party in connection with the preparation and filing of any tax returns and other returns, documents or statements or claim for refund, or the conduct of any audit, dispute, proceeding, suit or action concerning any issues or other matters considered in this Agreement. Such cooperation shall include, without limitation, the following: the retention and provision on demand of tax returns and other returns, documents or statements , books, records, documentation or other information relating to the tax returns and other returns, documents or statements, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by taxing authorities, until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof). Upon Deconsolidation of Fortegra, Tiptree and Fortegra shall cooperate with each other with respect to negotiating and entering into separate tax sharing agreements for Tiptree and its subsidiaries and Fortegra and its subsidiaries. This provision shall survive the termination of this agreement.
13.COMPENSATION
For Response Indemnity Company of California, compensation for performance under this agreement is limited to reimbursement of actual costs and expenses incurred by the administrator pursuant to the Administrative Services Agreement between Response Indemnity Company of California and its affiliate LOTSolutions, Inc. For all other entities, compensation for performance under this agreement is subject to the compensation schedule set forth in the agreement between the entity and its affiliate LOTSolutions, Inc.
13.SIGNATURES
This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.
14.HEADINGS
The headings contained in this Agreement are for reference purposes and shall not affect the meaning or interpretation of this Agreement.
15.SEVERABILITY
If any provision of this Agreement is declared void or unenforceable for any reason, such provision shall be deemed excised from this Agreement, and all other provisions hereof shall otherwise remain in full force and effect.
16.BINDING EFFECT
This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that any assignment is performed in accordance with other provisions of this Agreement.
17.WAIVER
No waiver of any provision of this Agreement shall be deemed, or shall constitute, waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making a waiver. Failure of any party to exercise or delay in exercising any right or power granted under this Agreement shall not operate as a waiver of any such right or power.
18.NOTICES.
Any notice, payment, demand or communication (collectively, a "notice") required or permitted to be given by this Agreement or by law shall be in writing and sent by first class mail, overnight courier, hand delivery or telephone conversation or e-mail; except, unless waived by the recipient, if such notice is made by telephone conversation or e-mail, such telephone conversation or e-mail shall be followed within 48 hours thereof by written notice sent by first class mail, overnight courier or hand delivery. Charges for any notice hereunder shall be prepaid and addressed as follows, or to such other address as such Person may from time to time specify by notice to the Company, as the case may be:
If to Tiptree or a Subsidiary, at the
following address: c/o Tiptree Inc.
299 Park Avenue, 13th Floor
New York, NY 10171
Facsimile: (212) 446-1409
Attention: Neil Rifkind, Vice President, General Counsel and
Secretary Email: nrifkind@tiptreefinancial.com
Any party may by notice given in accordance with this Section 16 to the other parties designate another address or person for receipt of notices hereunder.
17.CONTROLLING LAW
This agreement is made under the laws of the State of New York, which shall be controlling in all matters relating to the interpretation, construction, or enforcement hereof.
18.ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the parties hereto and may not be modified except in written instrument executed by the parties hereto affected by the amendment.

IN WITNESS WHEREOF, Tiptree and each other Party has executed this Agreement as of the date first above written.

TIPTREE INC
TCO GP, LLC

By:	/s/Jonathan Ilany
Name:	Jonathan Ilany
Title:	Chief Executive Officer

TIPTREE HOLDINGS LLC
RELIANCE HOLDING, LLC
TIPTREE ASSET MANAGEMENT COMPANY, LLC
TIPTREE DIRECT HOLDING, LLC
WINSTED PARENT HOLDINGS LLC
BY:	TIPTREE INC, its Managing Member

By:	/s/Jonathan Ilany
Name:	Jonathan Ilany
Title:	Chief Executive Officer

TIPTREE LOAN MANAGEMENT, LLC

BY:	TIPTREE ASSET MANAGEMENT COMPANY, LLC, its
Managing Member

By:	/s/Jonathan Ilany
Name:	Jonathan Ilany
Title:	Chief Executive Officer

TIPTREE MARINE LLC

By:	/s/Stefanos Kasselakis
Name:	Stefanos Kasselakis
Title:	Chief Executive Officer

RELIANCE FIRST CAPITAL, LLC

By:	/s/Hugh Miller
Name:	Hugh Miller
Title:	President & Chief Executive Officer

FORTEGRA FINANCIAL CORP.
4WARRANTY CORPORATION
AUTO KNIGHT MOTOR CLUB, INC.
BLUE RIDGE INDEMNITY COMPANY
CONTINENTAL CAR CLUB, INC.
TIPTREE REASSURANCE COMPANY, LTD
DIGITAL LEASH LLC
INSURANCE COMPANY OF THE SOUTH .
LIFE OF THE SOUTH INSURANCE COMPANY
LOTS INTERMEDIATE CO.
FORTEGRA INDEMNITY INSURANCE COMPANY, LTD.
LOTSOLUTIONS, INC.
LOTSOLUTIONS FLORIDA LLC
LYNDON SOUTHERN INSURANCE COMPANY
PACIFIC BENEFITS GROUP NORTHWEST, LLC
RESPONSE INDEMNITY COMPANY OF CALIFORNIA
SOUTH BAY ACCEPTANCE CORPORATION
SOUTH BAY FINANCIAL SERVICES, LLC
SOUTH BAY FUNDING LLC
SOUTHERN FINANCIAL INSURANCE COMPANY
THE SERVICE DOC, INC.
UNITED MOTOR CLUB OF AMERICA, INC.
THE FORTEGRA GROUP, LLC
FORTEGRA WARRANTY HOLDING, LLC
FORTEGRA Intermediate Warranty Holdings, LLC
TIPTREE REASSURANCE COMPANY, LTD.
FORTEGRA SPECIALTY INSURANCE COMPANY
NEW SKY SERVICES LLC

By:	/s/Richard Kahlbaugh
Name:	Richard Kahlbaugh
Title:	Chief Executive Officer

ACCELERATED SERVICE ENTERPRISE, LLC
SAC HOLDINGS, INC.
SAC ADMIN INC.
SAC INSURANCE COMPANY
SMART AUTOCARE INC.
SMART AUTOCARE ADMINISTRATION SOLUTIONS INC.
FREEDOM INSURANCE COMPANY, LTD.
INDEPENDENT DEALER GROUP, INC.
OWNERSHIELD, INC.
DEALER MOTOR SERVICES, INC.

By:	/s/Peter Masi
Name:	Peter Masi
Title:	President

ATTACHMENT A-1
to the
TAX SHARING AGREEMENT
by and among
TIPTREE INC.
and the following
SUBSIDIARIES

	Entity	Effective Date

1.	Fortegra Financial Corp.	January 1, 2016

2.	Lyndon Southern Insurance Company	January 1, 2016

3.	Fortegra Indemnity Insurance Company, Ltd.	January 1, 2016

4.	Tiptree Reassurance Company Ltd.	January 1, 2016

5.	LOTSolutions, Inc.	January 1, 2016

6.	South Bay Acceptance Corporation	January 1, 2016

7.	Continental Car Club, Inc.	January 1, 2016

8.	United Motor Club of America, Inc.	January 1, 2016

9.	Auto Knight Motor Club, Inc.	January 1, 2016

10.	4Warranty Corporation	January 1, 2016

11.	The Service Doc, Inc.	January 1, 2016

12.	Response Indemnity Company of California	January 1, 2016

13.	Southern Financial Life Insurance Company	January 1, 2016

14.	Winsted Parent Holdings LLC*	January 1, 2016

15.	Reliance Holdings LLC*	January 1, 2016

16.	Reliance First Capital, LLC	January 1, 2016

17.	Tiptree Direct Holdings LLC*	January 1, 2016

18.	Tiptree Asset Management Company, LLC*	January 1, 2016

19.	Tiptree Holdings LLC*	January 1, 2016

20.	Pacific Benefits Group Northwest, LLC*	January 1, 2016

21.	South Bay Financial Services, LLC*	January 1, 2016

22.	LOTSolutions Florida LLC*	January 1, 2016

23.	Digital Leash LLC*	January 1, 2016

24.	LOTS Intermediate Co.	January 1, 2016

25.	Insurance Company of the South	January 1, 2016

26.	Life of the South Insurance Company	January 1, 2016

27.	Tiptree Loan Management, LLC*	January 1, 2016

28.	TCO GP, LLC*	January 1, 2016

29.	Blue Ridge Indemnity Company	April 1, 2017

30.	The Fortegra Group, Inc.	March 2, 2018

31.	Fortegra Warranty Holdings, LLC*	March 2, 2018

32.	South Bay Funding LLC*	July 1, 2019

33.	Fortegra Specialty Insurance Company	January 1, 2020

34.	Fortegra Intermediate Warranty Holdings, LLC*	January 1, 2020

35.	Tiptree Reassurance Company, Ltd.	January 1, 2020

36.	SAC Holdings, Inc.	January 1, 2020

37.	SAC Admin Inc.	January 1, 2020

38.	SAC Insurance Company	January 1, 2020

39.	Smart AutoCare Inc.	January 1, 2020

40.	Smart AutoCare Administration Solutions Inc.	January 1, 2020

41.	Freedom Insurance Company, Ltd.	January 1, 2020

42.	Independent Dealer Group, Inc.	January 1, 2020

43.	Dealer Motor Services, Inc.	January 1, 2020

44.	Ownershield, Inc.	January 1, 2020

45.	Accelerated Service Enterprise, LLC*	January 1, 2020

46.	Fortegra Specialty Insurance Company	September 14, 2020

47.	New Sky Services LLC*	December 31, 2020

48.	Tiptree Marine LLC	December 31, 2020

Note: *Disregarded Entity (“DRE”) for Federal Income Tax purposes